Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS SECOND QUARTER 2019 NET INCOME OF $1.4 BILLION,
$2.88 DILUTED EPS

Grew loans, deposits, revenue; generated positive operating leverage

PITTSBURGH, July 17, 2019 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
	2Q19	1Q19	2Q18
Net income $ millions	$1,374	$1,271	$1,356
Diluted earnings per common share	$2.88	$2.61	$2.72

“PNC had a successful second quarter. Loan growth was strong, both net interest income and noninterest income increased, expenses were well managed and we generated positive operating leverage. The strength of our capital position and consistent performance supports our recently announced 21 percent common stock dividend increase. We are continuing to invest in our businesses to expand and deepen customer relationships, including in new markets, to drive long-term shareholder value.”
         Bill Demchak, PNC Chairman, President and Chief Executive Officer

Income Statement Highlights
Second quarter 2019 compared with first quarter 2019

▪	Net income was $1.4 billion, an increase of $103 million, or 8 percent.

▪	Total revenue of $4.4 billion grew $153 million, or 4 percent.

▪
Net interest income of $2.5 billion increased $23 million, or 1 percent, reflecting higher loan and securities balances and an additional day in the second quarter partially offset by lower asset yields and higher borrowing and deposit balances.

–	Net interest margin decreased 7 basis points to 2.91 percent.

▪	Noninterest income of $1.9 billion increased $130 million, or 7 percent.

–	Fee income grew $71 million, or 5 percent, to $1.6 billion due to seasonally higher business activity.

–	Other noninterest income of $367 million increased $59 million and reflected higher capital markets-related revenue and asset gains.

▪	Noninterest expense of $2.6 billion increased $33 million, or 1 percent.

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 2

▪
Provision for credit losses was $180 million, a decrease of $9 million, or 5 percent, as a lower provision for the consumer loan portfolio was partially offset by a higher provision for the commercial lending portfolio.

▪	The effective tax rate was 16.6 percent for the second quarter and 16.3 percent for the first quarter.
Balance Sheet Highlights

▪	Average loans increased $6.3 billion, or 3 percent, to $234.8 billion in the second quarter compared with the first quarter.

–	Average commercial lending balances grew $5.4 billion primarily in PNC's corporate banking and business credit businesses.

–
Average consumer lending balances increased $.9 billion due to growth in residential mortgage, auto, credit card and unsecured installment loans partially offset by lower home equity and education loans.

▪	Overall credit quality remained strong.

–	Nonperforming assets of $1.9 billion at June 30, 2019 increased $65 million, or 4 percent, compared with March 31, 2019.

–	Net charge-offs were $142 million for the second quarter compared with $136 million for the first quarter.

–	The allowance for loan and lease losses to total loans was 1.15 percent at June 30, 2019 and 1.16 percent at March 31, 2019.

▪	Average deposits increased $5.7 billion, or 2 percent, to $272.9 billion in the second quarter compared with the first quarter due to growth in both commercial and consumer deposits.

▪	Average investment securities increased $1.3 billion, or 2 percent, to $83.6 billion in the second quarter compared with the first quarter.

▪	Average balances held with the Federal Reserve of $13.2 billion decreased $1.5 billion compared with the first quarter.

▪	PNC's board of directors raised the quarterly cash dividend on common stock to $1.15 per share, an increase of 20 cents per share, or 21 percent, effective with the August dividend.

▪	In June 2019 PNC announced share repurchase programs of up to $4.3 billion for the four-quarter period beginning in the third quarter of 2019.

▪
PNC completed common stock repurchase programs of $2.6 billion and repurchased shares for $.2 billion related to employee benefit plans for the four quarters ending with the second quarter of 2019. A total of $4.5 billion of capital was returned to shareholders over this period through repurchases of 21.4 million common shares for $2.8 billion and dividends on common shares of $1.7 billion.

–	Capital returned to shareholders in the second quarter of 2019 totaled $1.2 billion through repurchases of 6.0 million shares for $802 million and dividends on common shares of $431 million.

▪	PNC maintained a strong capital position.

–	The Basel III common equity Tier 1 capital ratio was an estimated 9.7 percent at June 30, 2019 and 9.8 percent at March 31, 2019.

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 3

Earnings Summary
In millions, except per share data		2Q19	1Q19	2Q18
Net income		$1,374	$1,271	$1,356
Net income attributable to diluted common shares		$1,300	$1,189	$1,282
Diluted earnings per common share		$2.88	$2.61	$2.72
Average diluted common shares outstanding		452	456	472
Return on average assets		1.39%	1.34%	1.45%
Return on average common equity		11.75%	11.13%	12.13%
Book value per common share	Quarter end	$101.53	$98.47	$92.26
Tangible book value per common share (non-GAAP)	Quarter end	$80.76	$78.07	$72.25
Cash dividends declared per common share		$.95	$.95	$.75

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				2Q19 vs	2Q19 vs
In millions	2Q19	1Q19	2Q18	1Q19	2Q18
Net interest income	$2,498	$2,475	$2,413	1%	4%
Noninterest income	1,941	1,811	1,911	7%	2%
Total revenue	$4,439	$4,286	$4,324	4%	3%

Total revenue for the second quarter of 2019 increased $153 million compared with the first quarter and $115 million compared with the second quarter of 2018. Both net interest income and noninterest income increased in the comparisons.
Net interest income for the second quarter of 2019 increased $23 million compared with the first quarter reflecting higher loan and securities balances and an additional day in the second quarter partially offset by lower asset yields and higher borrowing and deposit balances. In the comparison with the second quarter of 2018, net interest income increased $85 million as higher loan and securities yields and balances were partially offset by higher deposit and borrowing costs. The net interest margin declined to 2.91 percent for the second quarter of 2019 compared with 2.98 percent for the first quarter driven by lower loan yields and higher deposit costs. The margin was 2.96 percent for the second quarter of 2018.

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 4

Noninterest Income				Change	Change
				2Q19 vs	2Q19 vs
In millions	2Q19	1Q19	2Q18	1Q19	2Q18
Asset management	$445	$437	$456	2%	(2)%
Consumer services	392	371	381	6%	3%
Corporate services	484	462	487	5%	(1)%
Residential mortgage	82	65	84	26%	(2)%
Service charges on deposits	171	168	169	2%	1%
Other	367	308	334	19%	10%
	$1,941	$1,811	$1,911	7%	2%

Noninterest income for the second quarter of 2019 increased $130 million compared with the first quarter due to increases in all categories of fee income and higher other noninterest income. Asset management revenue, including earnings from PNC's equity investment in BlackRock, increased $8 million reflecting higher average equity markets. Consumer services increased $21 million primarily due to seasonally higher debit card and merchant services revenue. Corporate services increased $22 million driven by higher treasury management product revenue and loan syndication fees. Residential mortgage revenue increased $17 million as positive adjustments for residential mortgage servicing rights valuation, net of economic hedge, and higher loan sales revenue were partially offset by lower servicing fee income. Other noninterest income increased $59 million primarily as a result of higher capital markets-related revenue and asset gains, which included a gain on the sale of the retirement recordkeeping business and the impact of negative derivative fair value adjustments related to Visa Class B common shares of $16 million in the second quarter compared with $31 million in the first quarter.
Noninterest income for the second quarter of 2019 increased $30 million compared with the second quarter of 2018. Asset management revenue, including earnings from PNC's equity investment in BlackRock, declined $11 million. Consumer services increased $11 million driven by higher debit and credit card revenue. Corporate services decreased $3 million as higher treasury management product revenue was more than offset by lower loan syndication fees and a lower benefit from commercial mortgage servicing rights valuation, net of economic hedge. Other noninterest income increased $33 million reflecting the gain on the sale of the retirement recordkeeping business and higher net securities gains partially offset by the impact of negative Visa Class B derivative fair value adjustments in the second quarter of 2019 compared with positive adjustments in the second quarter of 2018.

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				2Q19 vs	2Q19 vs
In millions	2Q19	1Q19	2Q18	1Q19	2Q18
Personnel	$1,365	$1,414	$1,356	(3)%	1%
Occupancy	212	215	203	(1)%	4%
Equipment	298	273	281	9%	6%
Marketing	83	65	75	28%	11%
Other	653	611	669	7%	(2)%
	$2,611	$2,578	$2,584	1%	1%

Noninterest expense for the second quarter of 2019 increased $33 million compared with the first quarter. Equipment expense increased due to asset write-offs associated with the sale of the retirement recordkeeping business. Higher marketing and other expense reflected costs for business initiatives including PNC's national retail digital strategy. These increases were partially offset by lower personnel expense related to incentive compensation.
Noninterest expense for the second quarter of 2019 increased $27 million compared with the second quarter of 2018 as a result of the asset write-offs and ongoing business investments reflected in higher personnel, occupancy and marketing expense. These increases were offset in part by a decrease in FDIC insurance due to the elimination of the surcharge.
The effective tax rate was 16.6 percent for the second quarter of 2019, 16.3 percent for the first quarter of 2019 and 18.3 percent for the second quarter of 2018.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets of $397.0 billion in the second quarter of 2019 increased 3 percent compared with $385.9 billion in the first quarter of 2019 driven by loan growth, an increase in other assets reflecting higher unsettled securities sales, and higher investment securities. Average total assets increased 6 percent compared with $375.6 billion in the second quarter of 2018 primarily due to higher loans and investment securities. Total assets were $405.8 billion at June 30, 2019, $392.8 billion at March 31, 2019 and $380.7 billion at June 30, 2018.

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 6

Loans				Change	Change
				2Q19 vs	2Q19 vs
In billions	2Q19	1Q19	2Q18	1Q19	2Q18
Average
Commercial lending	$160.1	$154.7	$149.7	3%	7%
Consumer lending	74.7	73.8	72.9	1%	2%
Average loans	$234.8	$228.5	$222.6	3%	5%

Quarter end
Commercial lending	$161.6	$158.4	$149.6	2%	8%
Consumer lending	75.6	73.9	73.3	2%	3%
Total loans	$237.2	$232.3	$222.9	2%	6%

Average loans for the second quarter of 2019 grew $6.3 billion compared with the first quarter. Average commercial lending balances increased $5.4 billion primarily in PNC's corporate banking and business credit businesses. Average consumer lending balances increased $.9 billion due to growth in residential mortgage, auto, credit card and unsecured installment loans partially offset by lower home equity and education loans. Total loans at June 30, 2019 grew $4.9 billion compared with March 31, 2019 as commercial lending balances increased $3.2 billion and consumer lending balances increased $1.7 billion.
Second quarter 2019 average and period end loans increased $12.2 billion and $14.3 billion, respectively, compared with second quarter 2018 driven by growth in both commercial and consumer lending balances.

Investment Securities				Change	Change
				2Q19 vs	2Q19 vs
In billions	2Q19	1Q19	2Q18	1Q19	2Q18
Average	$83.6	$82.3	$77.5	2%	8%
Quarter end	$88.3	$83.9	$80.1	5%	10%

Average investment securities for the second quarter of 2019 increased $1.3 billion and period end balances increased $4.4 billion compared with the first quarter due to net purchase activity of primarily agency residential mortgage-backed securities near the end of the second quarter. Second quarter 2019 average and period-end investment securities increased $6.1 billion and $8.2 billion, respectively, compared with the second quarter of 2018. Net unrealized gains on available for sale securities were $1.2 billion at June 30, 2019 compared with $.5 billion at March 31, 2019 and net unrealized losses of $.4 billion at June 30, 2018.
Average balances held with the Federal Reserve Bank decreased to $13.2 billion in the second quarter of 2019 from $14.7 billion in the first quarter and $20.7 billion in the second quarter of 2018 as investment of liquidity continued. Balances held with the Federal Reserve were $18.1 billion at June 30, 2019, $15.0 billion at March 31, 2019, and $21.6 billion at June 30, 2018.

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 7

Deposits				Change	Change
				2Q19 vs	2Q19 vs
In billions	2Q19	1Q19	2Q18	1Q19	2Q18
Average
Noninterest-bearing	$71.7	$71.4	$76.6	—	(6)%
Interest-bearing	201.2	195.8	184.4	3%	9%
Average deposits	$272.9	$267.2	$261.0	2%	5%

Quarter end
Noninterest-bearing	$69.9	$71.6	$79.1	(2)%	(12)%
Interest-bearing	203.4	199.6	185.8	2%	9%
Total deposits	$273.3	$271.2	$264.9	1%	3%

Average deposits for the second quarter of 2019 increased $5.7 billion compared with the first quarter due to growth in both commercial and consumer deposits. Deposits at June 30, 2019 increased $2.1 billion over March 31, 2019 as growth in commercial deposits was partially offset by seasonally lower consumer demand deposits. Second quarter 2019 average and period-end deposits increased $11.9 billion and $8.4 billion, respectively, compared with second quarter 2018. Growth in interest-bearing deposits in the comparisons was attributable to higher commercial deposits, in part reflecting a shift from noninterest-bearing, and higher consumer deposits, including from the national retail digital strategy.

Borrowed Funds				Change	Change
				2Q19 vs	2Q19 vs
In billions	2Q19	1Q19	2Q18	1Q19	2Q18
Average	$62.3	$59.8	$58.9	4%	6%
Quarter end	$69.0	$59.8	$59.2	15%	17%

Average borrowed funds for the second quarter of 2019 increased $2.5 billion compared with the first quarter due to higher bank notes and senior debt and Federal Home Loan Bank borrowings. Borrowed funds at June 30, 2019 increased $9.2 billion compared with March 31, 2019 as a result of an increase in primarily short-term Federal Home Loan Bank borrowings near the end of the second quarter. Average and period-end borrowed funds for the second quarter of 2019 increased $3.4 billion and $9.8 billion, respectively, compared with the second quarter of 2018 due to increases in Federal Home Loan Bank borrowings and federal funds purchased, which were partially offset by lower bank notes and senior debt in the average balance comparison.

Capital
	6/30/2019	*	3/31/2019	6/30/2018
Common shareholders' equity In billions	$45.3		$44.5	$42.9
Basel III common equity Tier 1 capital ratio	9.7%		9.8%	9.5%
* Ratio estimated

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 8

PNC maintained a strong capital position. Common shareholders’ equity at June 30, 2019 increased $.8 billion compared with March 31, 2019 due to second quarter net income partially offset by share repurchases and dividends, and to higher accumulated other comprehensive income related to net unrealized securities gains.
PNC returned $1.2 billion of capital to shareholders in the second quarter of 2019 through repurchases of 6.0 million common shares for $802 million and dividends on common shares of $431 million. PNC completed common stock repurchase programs of $2.6 billion and repurchased $.2 billion related to employee benefit plans for the four quarter period ending in the second quarter of 2019. Capital returned to shareholders totaled $4.5 billion over this period through repurchases of 21.4 million common shares for $2.8 billion and dividends on common shares of $1.7 billion.
In June 2019 PNC announced share repurchase programs of up to $4.3 billion for the four quarter period beginning in the third quarter of 2019. Repurchases will be made under a new 100 million share repurchase authorization effective July 1, 2019.
On July 9, 2019, the PNC board of directors raised the quarterly cash dividend on common stock to $1.15 per share, an increase of 20 cents per share, or 21 percent, effective with the August 5, 2019 dividend payment date.
The Basel III common equity Tier 1 capital ratio was calculated based on the standardized approach for the risk-weighting of assets. See Capital Ratios in the Consolidated Financial Highlights.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			6/30/19 vs	6/30/19 vs
In millions	6/30/2019	3/31/2019	6/30/2018	3/31/19	6/30/18
Nonperforming loans	$1,724	$1,653	$1,719	4%	—
Nonperforming assets	$1,850	$1,785	$1,854	4%	—
Accruing loans past due 90 days or more	$524	$590	$586	(11)%	(11)%
Net charge-offs	$142	$136	$109	4%	30%
Provision for credit losses	$180	$189	$80	(5)%	125%
Allowance for loan and lease losses	$2,721	$2,692	$2,581	1%	5%

Overall credit quality for the second quarter of 2019 remained strong. Provision for credit losses for the second quarter decreased $9 million compared with the first quarter. A lower provision for the consumer loan portfolio driven by auto loans was partially offset by a higher provision for the commercial lending portfolio reflecting loan growth and reserve increases attributable to certain commercial credits.
Nonperforming assets at June 30, 2019 increased $65 million compared with March 31, 2019 primarily due to higher nonperforming commercial and commercial real estate loans partially offset by lower nonperforming home equity loans. Nonperforming assets were relatively stable with June 30, 2018 as higher nonperforming loans in the commercial lending portfolio were offset by lower nonperforming consumer loans. Nonperforming assets to total assets were .46 percent at June 30, 2019, .45 percent at March 31, 2019 and .49 percent at June 30, 2018.

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 9

Overall delinquencies at June 30, 2019 declined $127 million, or 9 percent, compared with March 31, 2019. Accruing loans 30 to 59 days past due decreased $84 million reflecting lower commercial lending portfolio delinquencies as well as lower past due residential mortgage loans offset by higher past due auto loans. Accruing loans past due 60 to 89 days increased $23 million primarily due to consumer loans. Accruing loans past due 90 days or more decreased $66 million across consumer loan categories and in commercial loans.
Net charge-offs for the second quarter of 2019 increased $6 million compared with the first quarter due to higher commercial loan net charge-offs partially offset by lower consumer loan net charge-offs. Compared with second quarter 2018, net charge-offs increased $33 million driven by higher commercial loan net charge-offs. Net charge-offs were .24 percent of average loans on an annualized basis for both the second and first quarters of 2019 and .20 percent for the second quarter of 2018.
The allowance for loan and lease losses to total loans was 1.15 percent at June 30, 2019 compared with 1.16 percent at both March 31, 2019 and June 30, 2018. The allowance to nonperforming loans of 158 percent at June 30, 2019 decreased compared with 163 percent at March 31, 2019 and increased compared with 150 percent at June 30, 2018.

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	2Q19	1Q19	2Q18
Retail Banking	$325	$264	$274
Corporate & Institutional Banking	602	552	652
Asset Management Group	80	45	43
Other, including BlackRock	367	410	387
Net income	$1,374	$1,271	$1,356
See accompanying notes in Consolidated Financial Highlights

Retail Banking				Change	Change
				2Q19 vs	2Q19 vs
In millions	2Q19	1Q19	2Q18	1Q19	2Q18
Net interest income	$1,376	$1,349	$1,277	$27	$99
Noninterest income	$657	$595	$678	$62	$(21)
Provision for credit losses	$81	$128	$72	$(47)	$9
Noninterest expense	$1,527	$1,468	$1,521	$59	$6
Earnings	$325	$264	$274	$61	$51

In billions
Average loans	$76.3	$75.2	$73.7	$1.1	$2.6
Average deposits	$168.8	$165.1	$162.6	$3.7	$6.2

Retail Banking earnings for the second quarter of 2019 increased in both comparisons. Noninterest income increased compared with the first quarter due to growth in consumer services, including seasonally higher debit card and merchant services fees, higher residential mortgage

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 10

revenue attributable to favorable residential mortgage servicing rights valuation adjustments, net of economic hedge, and to increased loan sales, and lower negative derivative fair value adjustments related to Visa Class B common shares. Noninterest income decreased compared with the second quarter of 2018 due to the negative impact of Visa derivative fair value adjustments partially offset by growth in consumer services, including higher debit and credit card fees. Provision for credit losses decreased compared with the first quarter as a result of lower auto loan portfolio reserves. Noninterest expense increased in both comparisons due to higher marketing, including expenses related to the national retail digital strategy, an increase in customer-related transaction costs, and increased ATM expense driven by checking product simplification.

▪
Average loans increased 1 percent compared with first quarter 2019 and 4 percent compared with second quarter 2018 due to growth in residential mortgage, auto, credit card and unsecured installment loans partially offset by lower home equity and education loans.

▪
Average deposits grew 2 percent compared with first quarter 2019 and 4 percent compared with second quarter 2018 as a result of increases in savings, demand and certificates of deposit partially offset by lower money market deposits reflecting a shift to relationship-based savings products.

▪	Net charge-offs were $120 million for the second quarter of 2019 compared with $132 million in the first quarter and $112 million in the second quarter of 2018.

▪
Residential mortgage loan origination volume increased to $2.9 billion for the second quarter of 2019 compared with $1.7 billion for the first quarter and $2.0 billion for the second quarter of 2018. Approximately 54 percent of second quarter 2019 volume was for home purchase transactions compared with 56 percent and 71 percent for the first quarter of 2019 and second quarter of 2018, respectively.

▪
The third party residential mortgage servicing portfolio was $124 billion at June 30, 2019 compared with $123 billion at March 31, 2019 and $124 billion at June 30, 2018. Residential mortgage loan servicing acquisitions were $5 billion for second quarter 2019 compared with $1 billion for the first quarter and $3 billion for the second quarter of 2018.

▪
Approximately 69 percent of consumer customers used non-teller channels for the majority of their transactions during the second quarter of 2019 compared with 68 percent in the first quarter and 65 percent in the second quarter of 2018.

▪
Deposit transactions via ATM and mobile channels were 56 percent of total deposit transactions in the second quarter of 2019 compared with 57 percent in the first quarter and 54 percent in the second quarter of 2018.

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 11

Corporate & Institutional Banking				Change	Change
				2Q19 vs	2Q19 vs
In millions	2Q19	1Q19	2Q18	1Q19	2Q18
Net interest income	$917	$898	$900	$19	$17
Noninterest income	$661	$576	$635	$85	$26
Provision for credit losses	$100	$71	$15	$29	$85
Noninterest expense	$698	$686	$668	$12	$30
Earnings	$602	$552	$652	$50	$(50)

In billions
Average loans	$147.2	$141.9	$137.0	$5.3	$10.2
Average deposits	$90.5	$88.6	$85.8	$1.9	$4.7

Corporate & Institutional Banking earnings for the second quarter of 2019 increased compared with the first quarter of 2019 and decreased compared with the second quarter of 2018. Noninterest income increased in both comparisons primarily due to broad-based growth in capital markets-related revenue and treasury management product revenue. The comparison to the first quarter also benefited from higher revenue from commercial mortgage banking activities. Provision for credit losses in the second quarter of 2019 increased compared with the first quarter reflecting portfolio growth and reserve increases attributable to certain commercial credits. Noninterest expense increased in both comparisons largely due to investments in strategic initiatives and variable costs associated with increased business activity.

▪
Average loans increased 4 percent compared with the first quarter and 7 percent compared with the second quarter of 2018 primarily driven by commercial loan growth in PNC’s corporate banking and business credit businesses. Multifamily agency warehouse lending activity and commercial real estate lending also contributed to the loan growth over the first quarter.

▪
Average deposits increased 2 percent compared with the first quarter and 6 percent compared with the second quarter of 2018 due to growth in interest-bearing deposits including a shift from noninterest-bearing demand deposits.

▪	Net charge-offs were $23 million in the second quarter of 2019 compared with $5 million in the first quarter of 2019 and a net recovery position of $2 million in the second quarter of 2018.

▪	PNC has formalized plans to expand its middle market business into the Portland and Seattle markets in 2020, following expansion into the Boston and Phoenix markets in 2019.

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 12

Asset Management Group				Change	Change
				2Q19 vs	2Q19 vs
In millions	2Q19	1Q19	2Q18	1Q19	2Q18
Net interest income	$68	$70	$72	$(2)	$(4)
Noninterest income	$286	$217	$222	$69	$64
Provision for credit losses (benefit)	—	$(1)	$7	$1	$(7)
Noninterest expense	$249	$230	$231	$19	$18
Earnings	$80	$45	$43	$35	$37

In billions
Client assets under administration at quarter end	$294	$288	$279	$6	$15
Average loans	$6.7	$6.8	$7.0	$(.1)	$(.3)
Average deposits	$12.7	$12.9	$12.3	$(.2)	$.4

Asset Management Group earnings for the second quarter of 2019 increased in both comparisons. Noninterest income increased as a result of the gain on sale of the retirement recordkeeping business and due to increases in the average equity markets. Noninterest expense increased due to costs associated with the sale transaction, including asset write-offs.
Client assets under administration at June 30, 2019 included discretionary client assets under management of $162 billion and nondiscretionary client assets under administration of $132 billion. Discretionary client assets under management increased $4 billion compared with March 31, 2019 and $13 billion compared with June 30, 2018 primarily attributable to equity market increases and, in the second quarter 2018 comparison, net business activities.
The Asset Management Group entered into a definitive agreement on May 7, 2019 to divest components of its PNC Capital Advisors investment management business, including its PNC family of proprietary mutual funds of approximately $19 billion in assets under management as of June 30, 2019. The transaction is expected to close in the fourth quarter of 2019.
Other, including BlackRock
The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity investment in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain non-strategic runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 13

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 682-8921 and (303) 223-2694 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s second quarter 2019 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21925572 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
FINANCIAL RESULTS	Three months ended			Six months ended
Dollars in millions, except per share data	June 30	March 31	June 30	June 30	June 30
	2019	2019	2018	2019	2018
Revenue
Net interest income	$2,498	$2,475	$2,413	$4,973	$4,774
Noninterest income	1,941	1,811	1,911	3,752	3,661
Total revenue	4,439	4,286	4,324	8,725	8,435
Provision for credit losses	180	189	80	369	172
Noninterest expense	2,611	2,578	2,584	5,189	5,111
Income before income taxes and noncontrolling interests	$1,648	$1,519	$1,660	$3,167	$3,152
Net income	$1,374	$1,271	$1,356	$2,645	$2,595
Less:
Net income attributable to noncontrolling interests	12	10	10	22	20
Preferred stock dividends (a)	55	63	55	118	118
Preferred stock discount accretion and redemptions	1	1	1	2	2
Net income attributable to common shareholders	$1,306	$1,197	$1,290	$2,503	$2,455
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	4	5	5	9	10
Impact of BlackRock earnings per share dilution	2	3	3	5	5
Net income attributable to diluted common shares	$1,300	$1,189	$1,282	$2,489	$2,440
Diluted earnings per common share	$2.88	$2.61	$2.72	$5.49	$5.15
Cash dividends declared per common share	$.95	$.95	$.75	$1.90	$1.50
Effective tax rate (b)	16.6%	16.3%	18.3%	16.5%	17.7%

(a)
Dividends are payable quarterly other than the Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.

(b)	The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended			Six months ended
	June 30	March 31	June 30	June 30	June 30
	2019	2019	2018	2019	2018
PERFORMANCE RATIOS
Net interest margin (a)	2.91%	2.98%	2.96%	2.94%	2.94%
Noninterest income to total revenue	44%	42%	44%	43%	43%
Efficiency (b)	59%	60%	60%	59%	61%
Return on:
Average common shareholders' equity	11.75%	11.13%	12.13%	11.45%	11.59%
Average assets	1.39%	1.34%	1.45%	1.36%	1.39%
BUSINESS SEGMENT NET INCOME (c)
In millions
Retail Banking	$325	$264	$274	$589	$523
Corporate & Institutional Banking	602	552	652	1,154	1,215
Asset Management Group	80	45	43	125	105
Other, including BlackRock (d)	367	410	387	777	752
Total net income	$1,374	$1,271	$1,356	$2,645	$2,595

(a)
Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use interest income on a taxable-equivalent basis in calculating net interest yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended June 30, 2019, March 31, 2019 and June 30, 2018 were $27 million, $27 million and $29 million, respectively. The taxable equivalent adjustments to net interest income for the six months ended June 30, 2019 and June 30, 2018 were $54 million and $58 million, respectively.

(b)	Calculated as noninterest expense divided by total revenue.

(c)
Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflect PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.

(d)
Includes earnings and gains or losses related to PNC's equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	June 30	March 31	June 30
	2019	2019	2018
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$405,761	$392,837	$380,711
Loans (a)	$237,215	$232,293	$222,855
Allowance for loan and lease losses	$2,721	$2,692	$2,581
Interest-earning deposits with banks	$18,362	$15,261	$21,972
Investment securities	$88,303	$83,869	$80,125
Loans held for sale (a)	$1,144	$686	$1,325
Equity investments (b)	$13,001	$12,567	$12,430
Mortgage servicing rights	$1,627	$1,812	$2,045
Goodwill	$9,221	$9,218	$9,218
Other assets (a)	$34,193	$34,761	$27,897
Noninterest-bearing deposits	$69,867	$71,606	$79,047
Interest-bearing deposits	$203,393	$199,615	$185,838
Total deposits	$273,260	$271,221	$264,885
Borrowed funds (a)	$69,025	$59,860	$59,222
Total shareholders’ equity	$49,340	$48,536	$46,904
Common shareholders’ equity	$45,349	$44,546	$42,917
Accumulated other comprehensive income (loss)	$631	$(5)	$(940)
Book value per common share	$101.53	$98.47	$92.26
Tangible book value per common share (Non-GAAP) (c)	$80.76	$78.07	$72.25
Period end common shares outstanding (millions)	447	452	465
Loans to deposits	87%	86%	84%
Common shareholders' equity to total assets	11.2%	11.3%	11.3%
CLIENT ASSETS (billions)
Discretionary client assets under management	$162	$158	$149
Nondiscretionary client assets under administration	132	130	130
Total client assets under administration	294	288	279
Brokerage account client assets	52	51	49
Total client assets	$346	$339	$328
CAPITAL RATIOS
Basel III (d)
Common equity Tier 1	9.7%	9.8%	9.5%
Tier 1 risk-based	10.9%	10.9%	10.7%
Total capital risk-based (e)	12.8%	13.0%	12.6%
Leverage	9.6%	9.6%	9.4%
Supplementary leverage	8.0%	8.0%	7.8%
ASSET QUALITY
Nonperforming loans to total loans	.73%	.71%	.77%
Nonperforming assets to total loans, OREO and foreclosed assets	.78%	.77%	.83%
Nonperforming assets to total assets	.46%	.45%	.49%
Net charge-offs to average loans (for the three months ended) (annualized)	.24%	.24%	.20%
Allowance for loan and lease losses to total loans	1.15%	1.16%	1.16%
Allowance for loan and lease losses to nonperforming loans	158%	163%	150%
Accruing loans past due 90 days or more (in millions)	$524	$590	$586

(a)
Amounts include assets and liabilities for which we have elected the fair value option. Our first quarter 2019 Form 10-Q included, and our second quarter 2019 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.

(b)	Amounts include our equity interest in BlackRock.

(c)	See the Tangible Book Value per Common Share table on page 18 for additional information.

(d)
All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 17 for additional information. The ratios as of June 30, 2019 are estimated.

(e)
The 2019 and 2018 Basel III Total risk-based capital ratios include nonqualifying trust preferred capital securities of $60 million and $80 million, respectively, that are subject to a phase-out period that runs through 2021.

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

Because PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2019 and 2018 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.

We provide information below regarding PNC’s Basel III Common equity Tier 1 capital ratios. Under the Basel III rules applicable to PNC, significant common stock investments in unconsolidated financial institutions (for PNC, primarily BlackRock), mortgage servicing rights and deferred tax assets must be deducted from capital (net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution's adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes accumulated other comprehensive income (loss) related to securities currently, and those transferred from, available for sale, as well as pension and other postretirement plans.

Basel lll Common Equity Tier 1 Capital Ratios (a)
	June 30	March 31	June 30
Dollars in millions	2019 (estimated)	2019	2018
Common stock, related surplus and retained earnings, net of treasury stock	$44,718	$44,552	$43,857
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,252)	(9,260)	(9,319)
Basel III total threshold deductions	(2,909)	(3,074)	(3,408)
Accumulated other comprehensive income (loss)	471	1	(757)
All other adjustments	(184)	(163)	(167)
Basel III Common equity Tier 1 capital	$32,844	$32,056	$30,206
Basel III standardized approach risk-weighted assets (b)	$337,824	$328,128	$319,112
Basel III advanced approaches risk-weighted assets (c)	$309,999	$298,889	$280,883
Basel III Common equity Tier 1 capital ratio	9.7%	9.8%	9.5%

(a)	All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.

(b)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

(c)
Basel III advanced approaches risk-weighted assets are based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase, PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets.

Our Basel III capital ratios may be impacted by changes to the regulatory capital rules, additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, may be subject to variability based on the ongoing evolution, validation and regulatory approval of PNC’s models that are integral to the calculation of advanced approaches risk-weighted assets as PNC moves through the parallel run approval process.

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)
	June 30	March 31	June 30
Dollars in millions, except per share data	2019	2019	2018
Book value per common share	$101.53	$98.47	$92.26
Tangible book value per common share
Common shareholders' equity	$45,349	$44,546	$42,917
Goodwill and other intangible assets	(9,442)	(9,450)	(9,511)
Deferred tax liabilities on Goodwill and other intangible assets	191	190	192
Tangible common shareholders' equity	$36,098	$35,286	$33,598
Period-end common shares outstanding (millions)	447	452	465
Tangible book value per common share (Non-GAAP)	$80.76	$78.07	$72.25

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 19

Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date made. We do not assume any duty to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

▪	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customer behavior due to recently enacted tax legislation, changing business and economic conditions or legislative or regulatory initiatives.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Impacts of tariffs and other trade policies of the U.S. and its global trading partners.

–	Slowing or reversal of the current U.S. economic expansion.

–	Commodity price volatility.

▪
Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:

–	U.S. economic growth has accelerated over the past two years to above its long-run trend. However, growth is expected to slow over the course of 2019 and into 2020.

–	We expect that further gradual improvement in the labor market this year, including job gains and rising wages, will be another positive for consumer spending.

–	Slower global economic growth, trade restrictions and geopolitical concerns are downside risks to the forecast.

–	Inflation has slowed in early 2019, to below the FOMC’s 2 percent objective, but is expected to gradually increase over the next two years.

–	Our baseline forecast is for two 0.25 percentage point cuts to the federal funds rate in July and October 2019, taking the rate to a range of 1.75 to 2.00 percent by the end of 2019.

▪
PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to review by the Federal Reserve Board as part of PNC’s comprehensive capital plan for the applicable period in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve Board.

▪
PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models.

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PNC Reports Second Quarter 2019 Net Income of $1.4 Billion, $2.88 Diluted EPS – Page 20

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪
Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–
Changes to laws and regulations, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

–
Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪
Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪
Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

▪
We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪
Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪
Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2018 Form 10-K and first quarter 2019 Form 10-Q, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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